                                                                                                                                                                                 EXHIBIT 21.1

FIRST BANCORP

AS OF DECEMBER 31, 2013

Subsidiaries of the Registrant

                                                                                                                                 Jurisdiction of

Name                                                                                                                        Incorporation

FirstBank Puerto Rico	Puerto Rico
First Federal Finance Corporation (D/B/A Money Express)	Puerto Rico
FirstMortgage, Inc.	Puerto Rico
First Express, Inc.	U.S. Virgin Islands
FirstBank Overseas Corp.	Puerto Rico
FirstBank Puerto Rico Securities Corp.	Puerto Rico
First Management of Puerto Rico, Inc.	Puerto Rico
FirstBank Insurance Agency, Inc.	Puerto Rico